FBR CAPITAL MARKETS CORPORATION

Transcript of Third Quarter Earnings Call
October 27, 2011
9:00 a.m. ET

Operator:
Good day, ladies and gentlemen, and welcome to the FBR & Co. third-quarter earnings call.  At this time all participants are in a listen-only mode.  Later we will conduct a question-and-answer session, and instructions will follow at that time.  As a reminder, this conference is being recorded.

I would now like to introduce your host for today's conference, Shannon Small, Senior VP. You may begin.

Shannon Small:	Thank you and good morning. This is Shannon Small, Senior Vice President of Corporate Communications for FBR.

Before we begin I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements.  These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, the demand for securities offerings; activity in the secondary securities markets; interest rates; the risks associated with merchant banking investments; the realization of gains and losses on principal investments; available technologies; competition for business and personnel; and other general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained on FBR's annual report on Form 10-K and in quarterly reports on Form 10-Q.

Joining us on today's call is Brad Wright, Chief Financial Officer for FBR. I will now turn the call over to Rick Hendrix, President and Chief Executive Officer.

Rick Hendrix:
Thank you, Shannon, and good morning, everyone.  On today's call I will cover our third-quarter financial results and some additional detail around the cost reductions we announced last night.  The third-quarter presented an environment far more challenging than any we have seen since the depth of the financial crisis in 2008.

While we have added capabilities over that time, we remain at our core an equity capital markets franchise.  The virtual shutdown of that market in August and September is a clear reminder that this is among the most volatile areas within the overall financial markets, and our financial results reflect this.

For the quarter, we reported a net loss of $26.1 million compared to a net loss of $2.7 million for the second quarter of 2011, and $6.6 million in the third quarter of 2010.  For the first nine months of 2011 the Company had a net loss of $30.8 million compared to a $40.6 million net loss for the first nine months of 2010.

Net revenue for the quarter was $20.1 million compared to $49.2 million in the prior period.  The net investment loss of $9.3 million for the quarter included $6.6 million in unrealized mark-to-market losses on merchant banking and other investment positions.  These writedowns, coupled with very low banking revenues, were the primary drivers of our loss for the quarter.

Investment banking revenue was $5 million for the quarter, down from $30 million in the second quarter. $4.4 million of this quarter's total came from advisory fees.

Just to provide some context for these numbers, compared to modest second-quarter volumes for issuers with market capitalization below $5 billion, the third quarter saw volumes down two-thirds in terms of total equity capital raised.  This represents the lowest quarterly volume since the first quarter of 2009.

Despite the fact that so few transactions were completed during the third quarter, we are actively working with many issuers in a variety of industries who plan to access the capital markets.  In a more constructive market environment, we expect to launch and execute these transactions.  Included among these deals are a number of large sole-managed transactions, significant drivers of our investment banking revenue.

Institutional brokerage revenue was $19.4 million, down from $21.1 million in the second quarter of this year and $23.4 million in the third quarter of last year.  With equity trading volumes down across the industry, our equities business including options remained essentially flat quarter over quarter at $20.9 million, compared to $20.6 million in the third quarter of 2010, and $20.7 million in the prior quarter.  Our non-equities businesses generated only a small loss of $600,000, reflective of the fact that we maintained a well-managed risk profile on these assets throughout this volatile period.

Our asset management business generated $3.6 million in revenue in the third quarter, compared to $3.9 million in the second quarter of this year, and $3.3 million in the third quarter of last year.  AUM decreased to $1.36 billion at the end of the quarter through a combination of a 13 percent market value decline and net outflows of 4 percent.  Both statistics compare well relative to their respective peers.

As previously mentioned, in a quarter with broad declines in equity values we recorded $6.6 million in unrealized mark-to-market losses on equity positions.  Since the end of the third quarter these investments have recovered by approximately $2 million.

Core fixed expenses were essentially flat quarter over quarter at $33 million and compare favorably to $38 million in the third quarter of 2010.

With respect to compensation, a large portion of this quarter's expense was fixed in nature and, when coupled with an uncharacteristically low revenue quarter, our year-to-date comp-to-revenue ratio increased to 70 percent, well above our target level.

Non-compensation fixed expenses were $14.8 million in the third quarter of 2011, compared to $16.5 million and $17.2 million in the second quarter of this year and third quarter of 2010, respectively.

As of September 30, FBR had $243 million in shareholders' equity and the Company's book value per share was $4.31, compared with $4.57 at the end of the second quarter.  We continue to maintain a very conservative balance sheet with significant cash levels and no debt.

Due to our strong capital position, the Company is able to deploy capital to increase shareholder value in a number of ways. One such way we have deployed capital is through stock buybacks.

We completed a self tender in August, as the Company repurchased 6.1 million shares at a purchase price of $2.55 a share.  This transaction resulted in $0.20 per share accretion to book value.  We have remaining buyback authorization of 3.3 million shares.

Because of the difficult market and the Company's poor financial performance, we have taken significant steps to continue to manage the business for the current environment and position FBR for long-term success.  Over the last several years we have communicated our commitment to size our franchise commensurate with the current revenue opportunity.

Since 2008 we have actively sought to strategically broaden our business in order to provide additional sources of revenue.  Simultaneously, we have successfully reduced our fixed expenses to allow us to be profitable at lower levels of revenue.  We remain committed to this strategy and believe it is the right one for us to make FBR the most valuable business it can be for clients, shareholders, and employees.

This last quarter, however, presented an environment far more challenging than any of our prior estimates, and we must now take further actions to achieve consistent profitability.  Our need to take these additional actions is deeply regrettable, but it is clear that an even lower breakeven point is required for us to deliver for shareholders in a market of continued volatility.

Yesterday we implemented a restructuring plan that will reduce the Company's fixed costs by approximately 35 percent.  These reductions will be in place by the end of this quarter, and we believe the majority of them will be reflected in the first-quarter run rates.

In connection with the restructuring plan, the Company expects to incur a severance charge in the fourth quarter of 2011 of approximately $3 million, over $2 million of which will be offset by lower salary expense in the quarter.  In implementing cost-cutting actions we have maintained our core team, who has a proven ability to execute large, lead-managed equity transactions.

This was clearly a very difficult quarter for our industry.  Even as we expect continued challenges from the environment, we are confident that the third-quarter revenues were unusually low and that our revenue expectations looking forward, combined with a $50 million reduction in fixed costs, will allow us to be more consistently profitable.

Thank you and we would be happy to take questions.

Operator:
Ladies and gentlemen if you have a question at this time please press star and the number one on your keypad at this time.  We will pause for a moment to compile the Q&A roster.  And our first question comes from the line of Eric Bertrand with Barclays Capital.

Eric Bertrand:
Good morning, guys.  Starting basically top to bottom I guess here, on the capital raising, last quarter clearly it was (last quarter as in second-quarter call) it was definitely a better environment.  And the conversation at that time about your pipeline was that the level of discussion was the highest that you had seen in some time.

How would you characterize those levels of discussions today? Did deals disappear, no longer to be done? Or are people patient and they are going to come back when market conditions improve?

Rick Hendrix:
We don't really have anything – I take it back; we have one transaction that is a significant transaction that has fallen out of the pipeline since we spoke last.  Most of the activity that we were looking at is still there, and it's a matter of time frames and market conditions to execute those transactions.  So there is one, given the industry that it was focused in, that I believe is likely out of the pipeline.

But the discussions and the work around those transactions really has not changed.  In fact much of it has progressed, so that those clients are more ready to access the market when it's available than they were when we talked in July.

Eric Bertrand:	What sort of conditions would you look for in the broader market that would be visible to us, as an indicator of more revenue out of your capital-raising business about to come? Right?

I mean, are you expect – would we need to see more IPOs pricing in the public markets? Or just simply a stability in the equity market, and then you will start to print more deals?

Rick Hendrix:	It is really not any different for us than it is anybody else who is executing in the equity capital market. So it's all of those things if you are observing from the outside.

I would say that we are not looking for a string of transactions to price and be successful before we come to the market.  But we are definitely looking for stability.  We are looking for lower volatility on a consistent basis.

But I would also say in the last couple weeks, we have definitely seen improvement.  And we are much closer to the point where we would be launching transactions than we were even two weeks ago.  I think you have started to see that in ECM activities industry-wide.

So, the market is clearly getting to the place where I think we will have and others will have success completing transactions.  But it is not really any different than it is for anybody's ECM business.

Eric Bertrand:
OK, that's fair.  To get the disclosure out there, do you have any deals that – or have you had any deals that have launched yet quarter to date, or are expected to launch imminently?  Or is this a still waiting for more improvement before we get deals rolling again?

Rick Hendrix:	We have not launched anything quarter to date. My expectation is that we will over the course of the next seven to 10 business days.

Eric Bertrand:
OK.  I will ask one more question, then I will hop back in the queue to let someone else in.  Could you give us some more color on the mark in the investment portfolio in the quarter?  At least per the balance sheet on the press release there was no impairment on the held-to-maturity or held-at-cost portfolio.  So the $9 million mark is on the $25 million marketable equity security, which is a pretty steep 36 percent mark.

Is something going on in there? What were some of the industries that you saw the bigger marks on, or individual positions? Just help with that; that would be helpful.

Rick Hendrix:
Sure, it's – the marks are across a number of different positions.  There is one particular position that has been under a lot of pressure.  I believe we talked about it in the last call, and that is a shipping company that we raised capital for a little bit over a year ago.  That continued to be challenging for us in the third quarter and makes up about half of the investment loss in the quarter.

Eric Bertrand:	OK. Thanks. I will hop back into the queue.

Operator:	The next question in queue comes from the line of Devin Ryan of Sandler O'Neill.

Devin Ryan:
Hey, good morning, guys.  I hopped on a minute late here, so I apologize if I missed this.  But can you give a little bit more detail in terms of where the cuts are coming within the firm, and just how we should think about the staffing levels of the different departments, and how you guys are positioned going forward in these departments?

Rick Hendrix:
Sure, Devin, what we have attempted to do and I think we have been successful with is to size the headcount to what is the current and prospective revenue opportunity.  So we have not eliminated our ability to generate revenue really in any particular area; but we have sized our efforts to what we expect those revenues to be.

The cuts were definitely more heavily concentrated, certainly from a proportion perspective, in the back office and in non-client-facing positions.

So we are continuing – our banking team, if you look at where our revenues have been generated over the last three or four years, all of that is intact.  If you look at the trading businesses, we are in a position to continue to generate revenue in all of those businesses.

And if you look at research, which is particularly important to the cash equity business, we continue to have 25 senior publishing analysts.  So the impact was probably less there than anywhere, allowing us to continue to maintain the same level of presence with clients that we do on a day-to-day basis, sort of leading into this restructuring.

So, it's been done in a way that I think does not change our ability to generate revenue in the near or medium term. And yet it clearly takes out significant fixed expense.

I mentioned $50 million at the end of the script. We do think that the run rate for fixed expenses will go from roughly $140 million annualized to about $90 million on the back side of this change.

Devin Ryan:
OK, got you.  Then just in terms of the new breakeven level, like what type of revenue level – I guess I could do the math – but do you need to get to, to be breakeven, once all these restructuring take place?

Rick Hendrix:	When you look at this Company in whole, the breakeven is between $150 million and $160 million.

Devin Ryan:	OK. Then just lastly, what is the current size of the DTA today? The valuation allowance.

Brad Wright:
Yes, Devin, there is really just a couple changes from previous disclosures.  I think again, the NOL will have increased based on this last quarter; and then we have had some vesting of restricted stock and so on.  So where we previously disclosed in the 10-K about $88 million, that is projected to be about $98 million at the end of this year.

Devin Ryan:
OK, great.  Actually, just want to get your thoughts again on the buyback.  You guys obviously did the tender and you still have some dry powder.  Just given where the stock is, and you still have some liquidity, it is obviously accretive to book, anything well under book here.

I just wanted to get your thoughts of maybe how much more aggressive you guys could be, or do another tender, or just thinking about how you would think about the buyback here.

Rick Hendrix:
Well, I think, Devin – look, number one, we are fortunate in that we continue to have a very solid balance sheet and a lot of liquidity.  So we have a number of options and alternatives with the capital.

We do think that an important way to – in this kind of environment to protect and achieve value for shareholders is to manage the capital and to do things that are accretive to book value per share.  So that was the driving thought behind the tender in August.

I would also say, though, that our stock traded in a similar way in early '09. And because of the uncertainty in the environment, we did not pursue a large buyback at that time.

With this level of volatility and uncertainty, we are going to be cautious.  But we do intend to continue to look at buybacks as a way to drive value.  But we are going to protect our capital at the same time.

Devin Ryan:	OK, thank you.

Operator:	And we have a follow-up question from Eric Bertrand with Barclays Capital.

Eric Bertrand:
OK, I've got a handful more questions.  Following up on Devin's question on the buyback, how much room do you have?  Like you've got stock that is trading, at least as it's indicated now, below cash per share.  How much cash do you need to keep around?  Why can't you make a really big chunk of accretion to book value per share by buying back a sizable amount?

Rick Hendrix:
Well, I think 10 percent of the Company was a sizable amount in August.  When you look at the total repurchases over the last two years, we have been a very active buyer of our stock in the market.  Look, we're not – we obviously have not announced an additional tender here this morning; but I do believe that that is an important way that we can continue to drive value and increase book value per share.

But we are going to want to do that in an environment where we have better visibility than we do currently in terms of revenue.  And we want to see where the business is on the back side of this restructuring.

So it is something that is front and center in terms of our capital planning.  In terms of how much flexibility we have, we are going to look at the environment and look at what type of cash generation the Company achieves in the next several months and quarters; and then we will make additional decisions about additional buybacks.

Eric Bertrand:
OK.  Maybe a little bit more of a somewhat awkward question, but do you need to be a public company?  Unlike some of the larger investment banks that need to have access to the capital markets for their liquidity and liability funding purposes, you run an extremely clean balance sheet that, at least again on this share price, can be bought for cash, which would seemingly be accretive to anyone who buys the whole thing.

What are the puts and takes of that thesis from your perspective? What do you think?

Rick Hendrix:	Well, Eric, I think we are a public company, I guess is what I would start with. So, do we need to be?

I think that there are clearly advantages – despite the fact that we are not as capital-intensive a business as some of our peers – to having access to capital and having some of the branding value that comes with being a public company and in fact having a public currency that is liquid as one form of compensation for shareholders.  That is among – those two things are among the reasons that broker-dealers go public in the first place.

So there are clearly good reasons to be public. But could we run the business privately? Certainly, we could run the business privately.

But the fact of the matter is we are public.  We have those advantages that people seek when they take private partnerships public in our industry.  And we think those are important as we look at where we are as a business today.

Eric Bertrand:
That is all very, very true.  You have seen a lot of benefits from some of these small companies going public, and the benefits to their ability to attract and retain employees.  So that is very well said.

On compensation, going back to that, looking at the balance sheet, the accrued compensation pool, it's a decent proxy for the bonus pool over the year.  It was actually little changed from the end of the second quarter.

I would have thought that given the dramatic reduction in revenue there would actually be a reduction to the balance sheet entry for the bonus pool.  Could you help us understanding a little bit the mechanics of your bonus pool accounting over the course of the year?

Rick Hendrix:	Sure. As you know, we have a meaningful level of fixed compensation. Fixed compensation in fact has been running around $20 million a quarter or at an $80 million annualized run rate.

So the way to make changes there and to make adjustments to our fixed compensation, unfortunately in all cases would result in lower headcount.  And as we have announced, we have taken a pretty meaningful step in that direction yesterday.

In terms of variable compensation, which gets into bonus pools, we did elect to take some provision in the third quarter for variable compensation.  That is really reflective of the fact that we do have retention goals in mind that are in addition to compensation that is directly linked to revenue production.  So we need to balance all of those elements as we look forward to the end of the year and what we think the environment might present.

So we did elect to put roughly $4 million into our variable compensation pool in the third quarter.  That was not as a result of where revenue shook out; that was as a result of us looking forward and recognizing that there will be some level of compensation that is going to be more retention-oriented than directly tied to revenues.

Eric Bertrand:	OK, I can appreciate that. You definitely need to retain the employees to keep the business together. So that makes a lot of sense to me.

On the investment income, flipping around here again, on the held-at-cost treatment for the other portion of your investment portfolio, the not-marketable portion, I understand that you definitely have the benefit of held-at-cost.  But do you have an estimate as to where that would trade today?

Said another way, is there an estimate of the impairment if there were to be a test against it, or anything along those lines?

Rick Hendrix:
Well, this is a question where there isn't a test against it, right?  It is a matter of how those investments are held.  They are private securities, and so we are accounting for them in the proper fashion.

In terms of what makes up those securities, the biggest portion are commercial banking businesses that are privately owned. We believe that they from a value perspective are fairly reflected.

It is anybody's guess as to where they would trade if they were public.  They do trade privately.  And last trade in both cases is at a lower level than where we carry them; but it's sort of in a 15 percent range.

What I would want to emphasize is that this is not – we are not electing to keep them in that category. That is the proper accounting for that type of security and the way we hold it.

Eric Bertrand:
I definitely wasn't implying that it's improperly held.  I can appreciate you definitely have the benefit of the accounting treatment.  I was just looking for that range versus current carry as to where you might have estimated it, at least based on the market inputs, which you have the benefit of, with the private trading system.

I guess my last question, I guess, would be institutional brokerage business.  Good to see that you are retaining a lot of the research people and most of your trading counterparty salespeople, et cetera.

How has your paying client list evolved over the last couple quarters and years?  Has the decline in agency commission revenue been a function of lower revenue per client, or maybe a function of commission per share compression?

Or is it a function of fewer clients? And how can you turn that around?

Rick Hendrix:
Sure, it's definitely not a function of lower clients.  We have actually done a pretty good job of holding our commission per share level.  So it really is a function of lower revenue per client on average.

Eric, you're in the business, so you've got a good perspective on this.  We have clients every year where we do much better than we did in previous years, and we have clients where we do less well.  A lot of that is influenced by what is happening within that individual client's business.

The other thing that had put pressure on everybody's cash equities revenue is the percentage of electronic trading in terms of the overall market.  So to the extent that we have lower average revenue per client, it is a function of what is going on within individual clients; it's a function of the percentage of electronic trading.

And we have many, many clients where we are making market share gains and improving our position, and we have higher revenues with those clients. And that is a constantly evolving mix.

Eric Bertrand:	OK. Last question after the last question – so actually the last question now. The goodwill on your balance sheet is attached to the Watch Hill Partners advisory business, correct?

Brad Wright:
It's not necessarily attached to anything in particular.  I think we set it up when Watch Hill came in.  The way that we would evaluate that going forward, Eric, is just whether the value of the entire capital markets franchise supports the level of goodwill, which we believe it does.

Eric Bertrand:	OK. Fair enough. Thank you.

Operator:	Thank you. I am showing no further questions and would like to turn the call back over to Rick Hendrix for any closing remarks.

Rick Hendrix:	Great. I want to thank everybody for joining us, and we look forward to talking to you after the end of the year.

Operator:	Ladies and gentlemen, this does conclude your conference. You may all disconnect and have a wonderful day.

END